AMENDED CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

MOBETIZE CORP.

Series B Preferred Stock

Pursuant to

Sections 78.385 and 78.390 of Nevada Revised Statutes

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Mobetize Corp., a Nevada corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present, and by those stockholders holding a majority of the shares of Series B Preferred Stock entitled to vote, voting separately as a single class:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, and the approval of those stockholders holding a majority of the shares of Series B Preferred Stock, that the Corporation’s Certification of Designation of Preferred Stock of Mobetize Corp Series B Preferred Stock dated effective May 20, 2016, as amended effective May 31, 2016, is hereby amended and replaced in its entirety by the Amended Certificate of Designation of Preferred Stock of Mobetize Corp. Series B Preferred; and that the Chairman and Chief Executive Officer of the Corporation, are hereby authorized and directed to execute and file with the Nevada Secretary of State the Amended Certificate of Designation of Preferred Stock of Mobetize Corp. Series B Preferred fixing the designations, powers, preferences and rights of the shares of Series B Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which may be applicable to the Corporation’s Series B Preferred Stock, as follows:

1. Number of Shares; Designation. A total of 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”).

2. Rank. The Series B Preferred Stock shall, with respect to voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation rank:

(i)	Pari passu with the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), the Series A Preferred Stock, and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in an amendment to the Articles of Incorporation or a certificate of designation establishing such additional preferred stock.
(ii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Articles of Incorporation or a certificate of designation establishing such additional preferred stock as ranking senior to the Series B Preferred Stock.

3. Dividends. Dividends may be declared and paid on the Series B Preferred Stock from funds legally available therefor as and when determined by the Board of Directors. The Series B Preferred Stock shall, with respect to the payment of dividends, rank pari passu with the Common Stock and the Series A Preferred Stock.

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If the Corporation declares or pays a dividend or distribution on the Common Stock or the Series A Preferred Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pari passu basis with the Common Stock determined on an as-converted basis assuming all outstanding shares of Series B Preferred Stock had been converted as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

4. Conversion.

(a) Right to Convert. The Holder of Series B Preferred Stock (the “Holder”) shall have the right to convert, on the second (2nd) annual anniversary date of the designation of the Series B Preferred Stock and from time to time thereafter, all or any part of the Series B Preferred Stock held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”). Notwithstanding the initial time restriction on conversion contained in this paragraph, Holder shall have the right to convert on any date prior to the second (2nd) annual anniversary of the designation of the Series B Preferred Stock in connection with a transaction of the type described in paragraph 4(e)(i) below.

(b) Conversion Notice. In order to convert Series B Preferred Stock, the Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., Pacific Time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which there is a Federal holiday (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Series B Preferred Stock to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in paragraph 4(c) below setting forth the basis for each component thereof. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Series B Preferred Stock to the Holder in the event that less than all of the Series B Preferred Stock represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Series B Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by the Holder in accordance with the terms hereof, the Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder for each share of Series B Preferred Stock delivered pursuant to a Conversion shall be one (1) share of Common Stock for each one (1) share of Series B Preferred Stock (the “Conversion Rate”).

If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the authorized Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will not be subject to adjustment. If the Corporation at any time combines (by combination, reverse stock split or otherwise) the authorized Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will not be subject to adjustment.

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(d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd ) Business Day following the later of the date on which the Corporation receives a Conversion Notice from the Holder pursuant to paragraph 4(b), above, and the date on which the Corporation receives the related Series B Preferred Stock certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 4(c) above; provided.

(e) Additional Considerations. The Conversion shall be subject to change from time to time as follows:

(i)	Reorganization, Reclassification, Consolidation, Merger or Sale. Prior to any recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction pursuant to which the holders of the Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Common Stock, the Corporation will make appropriate provision, in form and substance satisfactory to the Holder of the Series B Preferred Stock, to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series B Preferred Stock, had such recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction not taken place. In any such case, the Corporation will make appropriate provision, in form and substance satisfactory to the Holder of the Series B Preferred Stock to ensure that the provisions of this paragraph and paragraph 4(e)(ii) below will thereafter be applicable to the Series B Preferred Stock. The Corporation will not effect any consolidation or merger, unless prior to the consummation thereof, the successor entity resulting from such consolidation or merger, assumes, by written instrument, in form and substance satisfactory to the Holder of the Series B Preferred Stock, the obligation to deliver to the Holder of the Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, that the Holder may be entitled to acquire.
(ii)	Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the “Purchase Rights"), then the Holder of the Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of Holder's shares of the Series B Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such purchase rights.
(iii)	Status of Shares. All shares of Series B Preferred Stock that are at any time converted pursuant to this paragraph 4, and all shares of Series B Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

5. Voting Rights. Each share of the Series B Preferred Stock shall entitle the Holder thereof to one (1) vote for each Conversion Share into which such share of the Series B Preferred Stock is then convertible and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

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To the extent that under the Nevada Revised Statutes, the vote of the Holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the Nevada Revised Statutes) shall constitute the approval of such action by the class.

6. Restrictions and Limitations.

So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the Holders of the outstanding Series B Preferred Stock, voting as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its capital stock, except for a transaction in which all outstanding shares of Series B Preferred Stock are concurrently redeemed, purchased or otherwise acquired, provided however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements pursuant to which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.
(ii)	alter, modify or amend (whether by merger or otherwise) the terms of the Series B Preferred Stock in any way;
(iii)	increase (whether by merger or otherwise) the authorized number of shares of the Series B Preferred Stock;
(iv)	re-issue (whether by merger or otherwise) any shares of Series B Preferred Stock which have been converted or redeemed in accordance with the terms hereof;
(v)	enter into any definitive agreement or commitment with respect to any of the foregoing; or
(vi)	cause or permit any subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation to be duly executed on its behalf by its undersigned Chief Executive Officer on behalf of the Board of Directors as of August 23, 2018.

By:	/s/ Ajay Hans
Name:	Ajay Hans
Title:	Chief Executive Officer

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